Settlement Agreement

      SETTLEMENT AGREEMENT (this "Agreement") made as of June 23, 2005 by and among: (a) Qwest Communications Corporation ("QCC"); (b) GlobalNet International, LLC (the "Debtor") and (c) GlobalNet Corporation ("GlobalNet Corp.", collectively with the Debtor, "GlobalNet"). QCC and GlobalNet are hereinafter referred to as the "Parties" and each as a "Party".

                                   WITNESSETH:

      WHEREAS, on June 30, 2004 (the "Petition Date"), the Debtor filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code");

      WHEREAS, since the Petition Date, the Debtor has continued to manage its property and operate its business as a debtor-in-possession under sections 1107 and 1108 of the Bankruptcy Code; and

      WHEREAS, the Debtor and QCC were parties to certain wholesale services agreements (the "QCC WSAs") pursuant to which QCC provided certain telecommunications services to the Debtor (the "QCC Services"); and

      WHEREAS, both prior and subsequent to the Petition Date, the Debtor breached the QCC WSAs by failing to make payments due QCC thereunder; and

      WHEREAS, in December 1998, QCC entered into a Carrier Service Agreement (the "Carrier Service Agreement 1") with Loxley Business Information, Inc. ("Loxley"). In 1999, Loxley assigned its interest in the Carrier Service Agreement 1 to Woodcomm International, Inc.("Woodcomm"). By August 2000 Woodcomm owed QCC $436,920.00. To pay Woodcomm's debt and so that QCC would continue to provide service, iDial Networks, Inc., as successor in interest to Loxley Business Information, Inc. and Woodcomm International, Inc. signed a promissory not (the "Note") backed by a confessed judgment (the "Confessed Judgment'). iDial did not make its payments pursuant to the Note nor did it pay for the additional services QCC provided to iDial. On or about August 31, 2001,QCC filed the Confessed Judgment in Virginia in the amount of $364,100.00 plus 8% interest and costs (the "Virginia Judgment"). The Virginia Judgment was domesticated in Texas; and

      WHEREAS, QCC filed for AAA arbitration in Denver and also sued iDial in state court in Arapahoe County. iDial moved the court to compel arbitration. The arbitration is pending under Case No. 77 181 00172 03 VSS; Qwest Communications Corporation and Woodcomm International Inc. and iDial Networks, Inc. In it, QCC made claims for breach of contract, book account or account stated, and quantum meruit. QCC seeks damages in the amount of $501,921.98. The state court case is styled Qwest Corporation, Inc. v. iDial Networks, Inc.; Case No. 03CV4300, Div 301, in the District Court for Arapahoe County, Colorado (the "Colorado Action"). QCC makes claims for breach of contract, account stated, quantum meruit, and pursuant to tariffs. The damages sought are $503,921.98 (the "QCC Litigation Debt").

      WHEREAS, on January 28, 2005, the Debtor and QCC entered into a letter agreement (the "Letter Agreement") regarding the terms and conditions of discontinuance of the QCC Services; and

      WHEREAS, the Debtor subsequently breached the Letter Agreement by, inter alia, failing to fully pay QCC for the QCC Services provided to the Debtor under the terms of the Letter Agreement; and

      WHEREAS, QCC moved for an order enforcing the Letter Agreement or, in the alternative, for an order converting this case to one under Chapter 7 of the Bankruptcy Code (the "QCC Motion"); and

      WHEREAS, there was due and owing $850,000 from the Debtor to QCC for the QCC Services provided to the Debtor by QCC subsequent to the Petition Date (the "QCC Amount Due"); and

      WHEREAS, the Debtor, GlobalNet Corp. and QCC sought to resolve the QCC Motion through an agreement reached on or about June 2, 2005 (the "June 2 Agreement") which provided for the payment of $800,000 to QCC by the Debtor secured by equipment owned by GlobalNet Corp.; and

      WHEREAS, the Debtor breached the June 2 Agreement and the QCC Motion was rescheduled for June 23, 2005; and

      WHEREAS, in order to avoid the time, delay, expense and uncertainties of litigation, QCC and GlobalNet desire to settle their outstanding disputes; and

      WHEREAS, the Parties have agreed to settle their disputes by, inter alia, the payment of $575,000 to QCC; and

      WHEREAS, GlobalNet represents and warrants that it has wired $575,000 to an account maintained by Todtman, Nachamie, Spizz & Johns, P.C. (the "Todtman Account") which amount will be released and sent to QCC as set forth herein; and

                                   AGREEMENT:

      Now, therefore, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. Acknowledgement of Debt. Upon the execution of this Agreement, GlobalNet shall conclusively be deemed to have acknowledged and agreed that the Debtor owes QCC $850,000 without any setoffs, defenses, counterclaims, or any other reductions and such amount is immediately due and payable.

2. Payment of QCC Debt. No later than June 27, 2005, the Debtor shall cause $500,000 (the "QCC Settlement Payment") to be wired to QCC from the Todtman Account using the following instructions:

Account Name:    Qwest Services Corporation
Account #:       0069180
Bank Name:       Mellon Bank Pittsburgh, 500 Ross Street, Pittsburgh,
                 PA 15262-0001
Bank Rtg./ABA #: 043000261
Swift#:          MELNUS3P

3. Payment of QCC Litigation Debt. No later than June 27, 2005, the Debtor shall cause $75,000 to be wired to QCC from the Todtman Account using the following instructions:

First Tennessee Bank
165 Madison Ave
Memphis, TN 38103

Tax ID: 841339283
DUNS: 142876221
ABA: 084000026
Qwest account number # 170660701
Qwest Communications
P.O. Box 856169
Louisville, KY 40285

4. Release by GlobalNet of QCC and QCC Affiliates. Except to the extent provided herein, GlobalNet and each of their affiliates fully, forever, irrevocably and unconditionally, on and as of the date hereof, release and discharge QCC and each QCC affiliate (and, solely in their capacity as such, their respective officers, directors, employees, agents and other representatives) of and from any and all actions, causes of actions, charges, suits, rights, liabilities, other obligations, disputes, controversies, complaints, claims (as such term is defined in section 101 of the Bankruptcy Code) or demands, other acts and/or other omissions of any kind or nature, including any that are known or unknown, billed or unbilled, matured or unmatured, accrued or nonaccrued, discoverable or not discoverable and/or fixed or contingent, in law or in equity or otherwise occurring at any time or times on or prior to the date hereof it ever had, including any it may have had, now has or hereafter can, shall or may have.

5. Release by QCC of GlobalNet and Dismissal of Colorado Action. Except to the extent provided herein, QCC does fully, forever, irrevocably and unconditionally, on and as of the date hereof, release and discharge GlobalNet (and, solely in their capacity as such, their respective officers, directors, employees, agents or other representatives) of and from any and all actions, causes of actions, charges, suits, rights, liabilities, other obligations, disputes, controversies, complaints, claims (as such term is defined in section 101 of the Bankruptcy Code) or demands, other acts and/or other omissions of any kind or nature, including any that are known or unknown, billed or unbilled, matured or unmatured, accrued or nonaccrued, discoverable or not discoverable and/or fixed or contingent, in law or in equity or otherwise occurring at any time or times on or prior to the date hereof it ever had, including any it may have had, now has or hereafter can, shall or may have. QCC does not release any covenants, liabilities or other obligations of GlobalNet provided in this Agreement. This release includes a release of all claims asserted in the Colorado Action. In addition, QCC shall take all steps necessary to effectuate a satisfaction of the Virginia Judgment and the Texas Judgment and shall execute any documents reasonably necessary to dismiss, with prejudice, the Colorado Action.

6. Revocation of Release and Springing Claims. To the extent that GlobalNet or their respective officers, directors, employees, agents or other representatives start, continue, revive, restart or otherwise conduct business, in any capacity, including as an owner, whereby such entity purchases services from QCC (a "Business Continuity Event"), the release provisions of paragraph 5 (Release by QCC of GlobalNet) shall be deemed null and void. Upon the occurrence of a Business Continuity Event, the entity which purchases services from QCC shall conclusively be determined to owe QCC $350,000 (representing the shortfall of the QCC Settlement Payment from QCC Amount Due) and such amount shall be immediately due and payable by such entity; and (ii) the QCC Litigation Debt against GlobalNet shall be revived and spring back by operation of this Agreement, but GlobalNet shall preserve any defenses to such claims. This provision may be waived or modified only by express written agreement of the parties which specifically waives or modifies this provision.

7. QCC Dismissal Support. To the extent that the Todtman Account has been funded, QCC shall support the Debtor's request to have the bankruptcy case dismissed. Any order dismissing the case shall not be final or effective unless and until QCC receives the payments provided hereunder.

8. Representations and Warranties of the Parties. Except in each case as may be a violation of applicable regulatory rule or law, GlobalNet represents and warrants to QCC and QCC represents and warrants to GlobalNet, as follows:

            1) It is an entity duly organized, validly existing and in good standing under the laws in which it was organized. It has the power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement, including the consummation by such party of the transactions contemplated hereby, has been duly authorized by all necessary action on its part. It has duly and validly executed this Agreement. This Agreement is its valid and binding obligation enforceable against it in accordance with its terms.

            2) The execution, delivery and performance of this Agreement by it, including the consummation by it of the transactions contemplated hereby and thereby, does not and will not (i) require the consent, license, permit, waiver, approval, authorization or other action of, by or with respect to, or registration, declaration or filing with, or notice to, any federal, state, local or foreign governmental or regulatory authority, including any court, (ii) violate or conflict with the provisions of its articles of incorporation, by laws, or other constituent documents or (iii) constitute a default (with or without notice or lapse of time, or both) under, violate or conflict with, or give rise to a right of termination, cancellation or acceleration or loss of a material benefit under any law, or under any contract, permit or order to which it is party or by which it or any of its assets is subject or bound.

            3) No representation or warranty by it in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein not misleading.

            GlobalNet represents and warrants to QCC that GlobalNet has the power and authority to bind itself to the terms and conditions of this Agreement. QCC represents and warrants to GlobalNet that it has the power and authority to bind itself to the terms and conditions of this Agreement.

9. Other Provisions.

      a. Entire Agreement; Amendments. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and supersede any prior and/or conflicting understandings or agreements. No amendment or modification of this Agreement shall be valid or binding upon the Parties unless made in writing and executed by the Parties.

      b. No Admission. This Agreement is the result of a compromise and shall not be construed as an admission by any Party of any liability, wrongdoing, or responsibility on their part or on the part of their Affiliates or their respective attorneys, officers, directors, or employees. The Parties expressly deny any such liability, wrongdoing, or responsibility. The Parties confirm, for the purposes of completeness, that the foregoing provisions of this Section are not intended to affect any liabilities, other obligations or rights of any kind or nature provided for in this Agreement.

      c. Third Party Beneficiaries. QCC's Affiliates are third party beneficiaries of this Agreement, including that they are entitled to enforce its provisions.

      d. Costs and Expenses. The Parties will each bear their respective costs and expenses in connection with the transactions contemplated hereby.

      e. Further Assurances. Without limiting the generality of any provisions of this Agreement, each Party agrees that upon request of any other Party, it shall, from time to time, do any and all other acts and things as may reasonably be required to carry out its obligations hereunder, to consummate the transactions contemplated hereby, and to effectuate the purposes hereof.

      f. Rights and Remedies. All rights and remedies of any Party under any provision of this Agreement for any breach of this Agreement shall be in addition to any other rights and remedies provided for by any law of any kind (including specific performance). All rights and remedies contemplated in the preceding sentence shall be independent and cumulative, and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one right or remedy shall not be deemed to be an election of such right or remedy or preclude or waive the exercise of any other right or remedy. Each Party shall also have the right to enforce its rights and the obligations of any breaching Party by an action or actions for specific performance, injunctive relief and/or other equitable relief in order to enforce compliance with, or prevent any actual or threatened breaches of, this Agreement. The exercise of any such rights shall not require the posting of any bond or other consideration or the proof of any actual damages.

      g. Terminology. Titles of Articles and Sections are for convenience only, and shall not modify rights and obligations created by this Agreement. All references herein to Articles and Sections shall refer to the corresponding Articles and Sections of this Agreement unless specific reference is made to Articles and Sections of another document. Use of the words "hereby", "herein", "hereto", "hereof", "hereunder" and similar words shall be deemed to refer to this Agreement in its entirety and not merely to the Section wherein any such word may appear. With respect to all defined terms and all pronouns, the singular shall include the plural, and vice versa. The term "or" is used in the inclusive sense of "and/or" notwithstanding that the phrase "and/or" is specifically stated only in some cases. For all purposes of this Agreement, the term covenants includes the indemnification obligations contained in this Agreement.

      h. Severability. If any provision of this Agreement or the application thereof to any Person(s) or circumstance(s) shall not be enforceable in whole,
(i) the remainder of this Agreement and the application of such provision to other Person(s) or circumstance(s) shall not be affected thereby and (ii) each such provision shall be enforced to the greatest extent permitted by law.

      i. Survival of Agreements. All of the representations, warranties, covenants and agreements, including indemnities, of each of the Parties contained in this Agreement shall survive without limit as to time, including survival of the execution, delivery and performance of this Agreement.

      j. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York exclusive of conflicts of laws provisions.

      k. Counterparts. This Agreement may be executed in two or more counterparts and by fax, each of which shall constitute an original, but all of which when taken together shall constitute but one Agreement. It shall not be necessary that any one counterpart be signed by the Parties so long as each Party shall have executed a counterpart.

      l. Joint Efforts. This Agreement shall be deemed to constitute the joint efforts of the Parties, including that no provision in this Agreement shall be construed more severely against any Party that drafted such provision.

      m. Successors and Assigns. This Agreement shall inure to the benefit of, be binding upon and be enforceable by and against the Parties and their respective successors and assigns provided that any such assignment shall require the prior written consent of the other Parties and any purported assignment without such consent shall be void (provided further that, to avoid doubt, the Parties confirm and agree that the releases provided herein shall not extend to any permitted assignee or any other Person with whom a Party may merge or otherwise enter into a transaction having any similar effect).

      n. Consultation with Counsel. The Parties acknowledge that they have consulted with legal counsel of their choosing before entering into this Agreement, they have read this Agreement, they know and understand its contents, and they execute this Agreement freely and voluntarily. In executing and delivering this Agreement, each Party acknowledges that it has not relied on any oral or written promise or representation that is not in this Agreement.

      o. No Waiver. No consent or waiver, express or implied, by a Party to or of any breach by any other Party in the performance by it of any of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of the breach in the performance by such Party of the same obligation or any other obligation of such Party hereunder. Failure on the part of any Party to complain of any act or failure to act of any other Party or to declare any other Party in default, irrespective of how long such failure continues, shall not constitute a waiver by a Party of its rights hereunder. All consents and waivers shall be in writing and shall be strictly construed.

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                                       7

Qwest Communications Corporation                   GlobalNet International, LLC

By: /s/                                            By: /s/ Thomas Seifert
    -----------------------                            -----------------------
Name:                                              Name: Thomas Seifert
Title: VP                                          Title: CFO

GlobalNet Corporation                              WE HEREBY CONSENT AND AGREE
                                                   TO PARAGRAPH 6 HEREOF:

By: /s/ Thomas Seifert                             MARK WOOD
    ----------------------
Name: Thomas Seifert                               BY:
Title: CFO                                             -----------------------

                                                   Thomas Seifert

                                                   By: /s/ Thomas Seifert
                                                       -----------------------